Exhibit 99.1

ELEMENT 21 GOLF COMPANY SECURES $4.0 M PRIVATE EQUITY FINANCING COMMITMENT FROM TWO STRATEGIC INVESTORS

TORONTO--(MARKET WIRE)—August 3, 2006 -- Element 21 Golf Company (“E21” or the “Company”) (OTC BB), a manufacturer of high-strength scandium alloy golf equipment, announced today that it has received a $4.0 million private equity funding commitment from two strategic investors, $2.0 million of which was received by the Company on July 31, 2006.

“We are pleased to have secured this financing from investors who can add value to the Company’s development and look forward to successfully deploying this additional capital to carry out our business plan and further the growth of the Company,” remarked Dr. Nataliya Hearn, President and Chief Executive Officer of the Company.

At an initial closing held on July 31, 2006, E21 issued 117,648 shares of its newly designated Series B Convertible Preferred Stock at a per share price of $17.00 and warrants to purchase an aggregate of 17,647,059 shares of E21’s Common Stock to two private investors in exchange for a $2 million investment in the Company. Each share of Series B Convertible Preferred Stock is initially convertible into 100 shares of E21’s Common Stock, resulting in a Common Stock price per share price to the investors of $0.17. Each investor received two warrants at the initial closing, one warrant to purchase 3,750,000 shares of E21’s Common Stock at an exercise price of $0.22 per share if the warrant is exercised on or before July 31, 2007, and $0.28 per share if the warrant is exercised on or after August 1, 2007, and one warrant to purchase 5,073,530 shares of E21’s Common Stock at an exercise price of $0.28 per share. The two investors are obligated to invest an additional $1 million each in the Company at a subsequent closing to be held no later than November 30, 2006, subject only to the Company converting certain outstanding indebtedness into shares of its Common Stock prior to such date. At the subsequent closing, the Company will issue an additional 117,648 shares of its Series B Convertible Preferred Stock and warrants to purchase an aggregate of 17,647,059 additional shares of E21’s Common Stock. The shares and warrants issued at the subsequent closing will be identical to those issued at the initial closing. All of the warrants issued and to be issued by E21 in the financing are exercisable at anytime prior to January 31, 2009, may only be exercised through a cash payment to the Company. The exercise of the warrants in full will result in an additional $9,000,000 equity investment in the Company.

The Company intends to use the proceeds of the financing to further the execution of its business plan, the critical elements of which include expanding the Company’s retail sales reach and marketing efforts, purchasing additional inventory, developing new products and increasing the Company’s PGA, LPGA, Nation Wide and Champion tour presence. The Company believes that the investors participating in the financing add strategic value to the Company as a result of their experience with applications of very high-strength titanium alloys and their involvement in raw metal commodities and precious bullion. “This investment pays attention to the fundamental nature of our business. We are excited to create an alliance with professional, strategic investors, who have a long term vision and are interested in the growth of our company and the implementation of management’s business strategy. This investment stood alone from many other funding opportunities, both in the valuation it ascribed to Element 21 Golf Company and the strategic alliances that the investors bring to the table,” commented Dr. Hearn.

Bill Dey, General Manger and Executive Vice-President, remarked that “This funding allows us to implement the details of our business plan and push E21’s exciting technology to a new level and into consumers’ hands.”

The shares of preferred stock and warrants sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. This news release is not an offer to sell or the solicitation of an offer to buy shares of preferred stock, common stock or warrants or any other securities of the Company.

About Element 21 Golf Company:

E21 holds the exclusive right to manufacture golf products using proprietary E21 Alloys. Through a sophisticated multi-technology production path E21 manufactures shafts, drivers, and other clubs with marked improvements in distance, accuracy and feel over competing products. In recent months a number of high profile golf professionals have switched to or began testing E21's Eagle One shafts. E21 Alloys are 55% lighter and offer 25% strength to weight advantage over Titanium alloys, the current standard in the golf equipment industry. The advanced dynamics of E21 Alloys and the material economics offer a performance-enhanced alternative to manufacturing driver clubs with Titanium, the largest segment of the annual $4 billion golf equipment marketplace.

E21 recently announced its “Golf Shot Around the World Mission” in celebration of the 35th anniversary of Alan B. Shepard Jr.’s historic Apollo 14 Mission. Just about every single record for distance in the golf industry will be shattered this fall when an astronaut will hit a golf ball into orbit around the earth from the International Space Station - using an E21 golf club. It is only natural that this event takes place on the ISS, considering that E21 Alloys are also used on the Space Station in high strength, fatigue resistant applications.

E21 Golf - The Evolution is Inevitable!

Forward-Looking Statements. Statements in this release, other than statements of historical fact, may be regarded, in certain instances, as "forward-looking statements" pursuant to Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934, respectively. "Forward-looking statements" are based on expectations, estimates and projections at the time the statements are made, and involve risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated, including but not limited to market acceptance of its products, delays or difficulties in manufacturing and/or bringing its products to market, changed strategies, or unanticipated factors or circumstances affecting E21 and its business and its ability to successfully implement its business plan. A number of these risks and uncertainties are described in E21’s periodic reports filed with Securities and Exchange Commission. There can be no assurance that such forward-looking statements will ever prove to be accurate and readers should not place undue reliance on any such forward-looking statements contained herein, which speak only as of the date hereof. E21 undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Contacts:

Investor Relations
Element 21 Golf Company
(416) 362-2121
investors@e21golf.com
http://www.E21Golf.com

Sales
Element 21 Golf Company
888 365-2121
sales@e21golf.com
http://www.E21Golf.com

Media members interested in testing shafts or other E21 products for an editorial review or receiving further information please contact:

The Media Group
Joe Wieczorek or Bart Henyan
(847) 956-9090
joe@themediagroupinc.com
barthenyan@hotmail.com

Source: Element 21 Golf Company